Exhibit 99.1

9503 East 33rd Street
Indianapolis, IN 46235-4207
(800) CELADON
(317) 972-7000

For more information:	FOR IMMEDIATE RELEASE
Jeryl Desjarlais	July 27, 2011
Communications Manager
(800) CELADON Ext. 7070
(317) 972-7070 Direct
jdesjarlais@celadongroup.com

CELADON GROUP REPORTS JUNE QUARTER AND FULL FISCAL YEAR RESULTS

INDIANAPOLIS – Celadon Group Inc. (NYSE: CGI) today reported its financial and operating results for the three months and fiscal year ended June 30, 2011, the fourth fiscal quarter of the company's fiscal year ending June 30, 2011.

Revenue for the quarter increased 6.3% to $147.7 million in the 2011 quarter from $139.0 million in the 2010 quarter.  Freight revenue, which excludes fuel surcharges, decreased 1.2% to $115.3 million in the 2011 quarter from $116.7 million in the 2010 quarter.  Net income increased to $5.5 million in the 2011 quarter from $2.7 million for the same quarter last year.  Earnings per diluted share increased to $0.24 in the 2011 quarter from $0.12 for the same quarter last year.

For the fiscal year ended June 30, 2011, revenue increased 6.3% to $556.7 million in 2011 from $523.5 million for the same period last year.  Freight revenue increased 2.0% to $455.4 million in 2011 from $446.4 million for the same period last year.  Net income increased to $14.7 million in 2011 from $4.7 million for the same period last year.  Earnings per diluted share increased to $0.65 from $0.21 the same period last year.

Chairman and CEO Steve Russell commented on the quarter's results.  "We are pleased with the results, as earnings per share of 24 cents exceeded the June 2010 quarter of 12 cents per share, and was our best June quarter since 2006.  Operating ratio, which represents operating expenses as a percent of revenue excluding fuel surcharge was 91.9%, compared to 95.2% in the June 2010 quarter.

"Several key factors attributed to the improvement, including an increase of four percent in rates, a decrease in our equipment costs and a decrease in insurance and claims, which was unusually high in the June 2010 quarter.  Regarding equipment cost, we have continued to streamline our operations to reduce the number of trailers to approximately 8,200, compared with 9,852 in the June 2010 quarter, while we have taken delivery of about 1,400 new trailers.  We have also reduced our tractor cost partially related to gain on sale of equipment increasing to two cents per share compared to one cent per share in the June 2010 quarter.  Offsetting these improvements was a decline in miles per seated truck of about six percent from the prior year, most of which has been the impact of improved freight selection.

Our balance sheet remains solid and we retain significant liquidity to support the growth of our business.  At June 30, 2011, we had $172.7 million of stockholders' equity, $25.7 million in cash and $2.1 million of total balance sheet borrowing with no outstanding bank borrowings."

Conference Call Information

An investor conference call is scheduled for Wednesday, July 27th, at 3:00 p.m. EDT.  Steve Russell and other members of management will discuss the results of the quarter.  To listen and participate in a questions-and-answers exchange, simply dial 866-730-5766 (international calls 857-350-1590) pin number 64302704 a few minutes prior to the start time.  A replay will be available through August 3 by dialing 888-286-8010 (international calls 617-801-6888) and entering call back code 32028128.

This call is being Web cast by Thomson/CCBN and can be accessed via Celadon's Web site at www.celadongroup.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico.  The company also owns TruckersB2B Inc. (www.truckersb2b.com) which provides cost savings to member fleets; Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services; and Celadon Brokerage Services.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

 Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (Dollars in thousands except per share amounts)
(Unaudited)

	For the three months ended		For the fiscal year ended
	June 30,		June 30,
	2011	2010	2011	2010

REVENUE:
Revenue, before fuel surcharge	$115,323	$116,694	$455,447	$446,383
Fuel surcharge revenue	32,375	22,292	101,247	77,109
Total revenue	147,698	138,986	556,694	523,492

OPERATING EXPENSES:
Salaries, wages, and employee benefits	37,870	39,085	150,156	156,025
Fuel	39,616	33,362	138,470	125,174
Purchased transportation	29,992	23,806	106,676	82,609
Revenue equipment rentals	5,378	8,553	25,156	35,722
Operations and maintenance	10,570	9,309	41,108	36,327
Insurance and claims	3,392	5,773	18,239	17,053
Depreciation and amortization	6,459	6,664	29,131	29,689
Cost of products and services sold	---	1,393	3,537	5,947
Communications and utilities	906	1,127	4,157	4,828
Operating taxes and licenses	2,483	2,506	9,854	9,788
General and other operating	1,665	1,774	6,728	6,989
Total operating expenses	138,331	133,352	533,212	510,151

Operating income	9,367	5,634	23,482	13,341

Interest expense	345	529	1,765	2,416
Interest income	(15)	(17)	(63)	(73)
Income from sale of majority interest in subsidiary	---	---	(4,142)	---
Other (income) expense, net	(377)	(15)	(643)	67
Income before income taxes	9,414	5,137	26,565	10,931
Income tax expense	3,929	2,410	11,833	6,251
Net income	$5,485	$2,727	$14,732	$4,680

Income per common share:
Diluted	$0.24	$0.12	$0.65	$0.21
Basic	$0.25	$0.12	$0.67	$0.21

Diluted weighted average shares outstanding	22,705	22,538	22,632	22,362
Basic weighted average shares outstanding	22,163	21,922	22,099	21,888

Key Operating Statistics

	For the three months ended		For the fiscal year ended
	June 30,		June 30,
	2011	2010	2011	2010
Average revenue per loaded mile (*)	$1.493	$1.436	$1.482	$1.407
Average revenue per total mile (*)	$1.341	$1.294	$1.326	$1.267
Average revenue per tractor per week (*)	$2,942	$3,019	$2,868	$2,843
Average miles per seated tractor per week(**)	2,188	2,329	2,162	2,246
Average seated line-haul tractors (**)	2,620	2,660	2,662	2,702

*Freight revenue excluding fuel surcharge and our Mexican subsidiary Jaguar.
**Total seated fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

CELADON GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2011 and 2010
(Dollars in thousands except par value amounts)

	(unaudited)
	June 30,	June 30,
ASSETS	2011	2010
Current assets:
Cash and cash equivalents	$25,673	$21,261
Trade receivables, net of allowance for doubtful accounts of $1,045 and $1,379 at 2011 and 2010, respectively	64,723	63,468
Prepaid expenses and other current assets	14,403	12,310
Tires in service	6,594	5,010
Deferred income taxes	3,940	3,593
Total current assets	115,333	105,642
Property and equipment	213,222	226,169
Less accumulated depreciation and amortization	80,592	74,852
Net property and equipment	132,630	151,317
Tires in service	2,914	1,843
Goodwill	16,702	19,137
Investment in joint venture	2,902	---
Other assets	1,701	1,578
Total assets	$272,182	$279,517

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,475	$10,150
Accrued salaries and benefits	13,192	11,472
Accrued insurance and claims	13,360	10,967
Accrued fuel expense	11,113	11,263
Other accrued expenses	15,729	12,209
Current maturities of long-term debt	---	336
Current maturities of capital lease obligations	354	15,350
Income taxes payable	1,778	2,950
Total current liabilities	66,001	74,697
Long-term debt, net of current maturities	---	44
Capital lease obligations, net of current maturities	1,740	19,861
Deferred income taxes	31,740	32,742
Total liabilities	99,481	127,344
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000 shares; issued and outstanding 23,887 and 23,872 shares at June 30, 2011 and June 30, 2010, respectively	788	788
Treasury stock at cost; 1,364 and 1,605 shares at June 30, 2011 and June 30, 2010, respectively	(9,408)	(11,064)
Additional paid-in capital	99,906	98,640
Retained earnings	82,367	67,635
Accumulated other comprehensive income (loss)	(952)	(3,826)
Total stockholders' equity	172,701	152,173
Total liabilities and stockholders' equity	$272,182	$279,517